UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2011

Drayton Richdale Corporation

 (Exact name of registrant as specified in charter)

Nevada	0000734089	20-1580552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6130 West Flamingo Road,#370
Las Vegas, Nevada 89103
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (888) 303-2806

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01(Entry into a Material Definitive Agreement)

On June 15, 2011, PetroStrata Corporation, a wholly owned subsidiary of Drayton Richdale Corporation, executed a Joint Venture Agreement with Estes Development Corporation, a coal producer from the State of West Virginia.

Under the terms and conditions in the Agreement, PetroStrata will build and operate a 20,000 sq.ft. Shale Oil Extraction on 40 acres near Rock Springs, Wyoming and another 20,000 sq.ft. Coal Oil Extraction Facility on 50 acres near Cuba, Illinois. PetroStrata will utilize its cost effective, propreitary and environmentally friendly PetroMicronic Reactor at both location to extract crude oil and coal oil respectively. The development cost for the Rock Springs site estimated to be $36 Million and the Illinois site is projected to be $24 Million. The completed plant in Rock Springs is expected to produce 4,800/bbls/day of crude oil. In projecting a market value of $82.00/bbl, Rock Springs will generate $81 Million annual net revenue before taxes. The Illinois facility is projected to produce 5,700/bbls/day of coal oil and the net annual revenue over $107 Million.

The facilities will be operating 24 hrs./day, 328 days/year and will employ 75 to 100 individuals at each location. The extractions plants are scheduled to be operating at full capacity within 24-30 months from ground breaking. Through a contractual supply of coal/ore inventory, along with hard assets, the joint venture has increased Drayton Richdale Corporations net worth to exceed $320 Million.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Drayton Richdale Corporation

Dated:	July 6, 2011
By:	/s/ Antonio Arnel Maquera
Chief Executive Officer